UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 19, 2017

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Poydras Street, Suite 1500 New Orleans, Louisiana		70130
(Address of principal executive offices)		(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    On December 19, 2017, the board of directors (the “Board”) of Tidewater Inc. (“Tidewater” and, together with its subsidiaries, the “Company”) and its compensation committee (the “Committee”) took certain actions with respect to executive compensation arrangements.

Changes in Base Salaries Effective January 1, 2018. In support of the Company’s overall cost-cutting efforts, the Committee approved a decrease in base salary, effective January 1, 2018, for four of its five current named executive officers. The fifth named executive, Joseph M. Bennett, has previously advised the Company of his intention to retire effective December 31, 2017.

Specifically, the Committee approved a 15% decrease in the annual base salary of each of Quinn P. Fanning, Jeffrey A. Gorski, and Bruce D. Lundstrom. Larry T. Rigdon, a former executive officer of the Company who joined the Board on July 31, 2017, currently serves as President and CEO on an interim basis and is the only named executive with an employment agreement. Mr. Rigdon and the Committee have agreed to amend his employment agreement in order to decrease his base salary from $240,000 to $150,000.

SERP Frozen Effective January 1, 2018. Upon the recommendation of the Committee, the Board has frozen any additional accruals under the Amended and Restated Supplemental Executive Retirement Plan (the “SERP”), effective January 1, 2018. Currently, all of the named executives are SERP participants except for Mr. Gorski, who joined the Company after the SERP was closed to new participants. Mr. Rigdon, who retired from the Company in 2010, is currently receiving payouts under the SERP based on his prior service and has not accrued any additional benefits for his service as interim CEO.

New Change of Control Agreements. The Committee approved a new form of change of control agreement to be entered into with certain Company officers (the “Agreement”). For each, the Agreement will become effective January 1, 2018, following the expiration of the officer’s current change of control agreement on December 31, 2017. Messrs. Fanning, Gorski, and Lundstrom are the only named executive officers who are expected to enter into the Agreement, given Mr. Rigdon’s status as interim CEO and Mr. Bennett’s expected retirement.

The Agreement has an initial term of one year (January 1-December 31, 2018) but is subject to one-year “evergreen” renewal periods unless the Company provides written notice to officer by June 30 of a given year that it does not wish to extent the Agreement past its current term.

The Agreement provides each officer with certain employment protections for a two-year period following a change in control of the Company. In addition, if the officer experiences a qualifying termination during that two-year protected period (if either the Company terminates him without cause or the officer terminates his own employment with good reason), he will be entitled to receive certain payments and benefits. Specifically, the officer would be entitled to receive, among other benefits: (1) a cash severance payment equal to a specific multiple (two times for the chief executive officer, one-and-a-half times for any executive vice president, and one time for all other officers) of the sum of (a) his base salary in effect at the time of termination and (b) his target bonus; (2) a pro-rata cash bonus for the fiscal year in which the termination occurs; (3) a cash payment equal to any unpaid bonus with respect to a completed fiscal year as calculated by the Agreement; and (4) reimbursement for the cost of insurance and welfare benefits for a specified number of months (24 months for the chief executive officer, 18 months for any executive vice president, and 12 months for all other officers) following termination of employment.

Under the Agreement, the officer would not be entitled to any tax gross-ups for excise taxes that may be triggered under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. However, the officer would be entitled to receive the “best net” treatment, which means that if the total of all change of control payments due him exceeds the threshold that would trigger the imposition of excise taxes, the officer will either (1) receive all payments and benefits due him and be responsible for paying all such taxes or (2) have his payments and benefits reduced such that imposition of the excise taxes is no longer triggered, depending on which method provides him the better after-tax result.

This description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 to, and is incorporated by reference into, this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.

10.1*	Form of Change of Control Agreement

*	Filed with this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

By:	/s/ Joseph M. Bennett
Joseph M. Bennett
Executive Vice President and Chief Investor Relations Officer

Date: December 19, 2017

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